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                   FIRST AMENDMENT TO ASSET PURCHASE AGREEMENT

                  FIRST AMENDMENT TO ASSET PURCHASE AGREEMENT, dated as of December 29, 1995 (the "Amendment") by and between LADD FURNITURE, INC., a North Carolina corporation ("LADD"), and LEA LUMBER & PLYWOOD, LLC, a Delaware limited liability company (the "Purchaser").

                              W I T N E S S E T H:

                  WHEREAS, LADD and Purchaser entered into an Asset Purchase Agreement dated as of November 6, 1995 (the "Agreement"), pursuant to which LADD agreed to sell and Purchaser agreed to acquire from LADD, on a going concern basis, substantially all of the assets, properties and business of LADD's Lea Lumber & Plywood Division; and

                  WHEREAS, the Agreement provided for a purchase price of $4,200,000, plus an amount equal to the inventory of the Company on hand as of the Closing Date, payable in cash at Closing; and

                  WHEREAS, the parties desire to amend the Agreement to provide that $1,000,000 of the Purchase Price will be payable pursuant to a Term Note to be delivered at Closing.

                  NOW, THEREFORE, in consideration of the mutual promises made herein and of the mutual benefits to be derived herefrom, the parties hereto do hereby agree as follows:

                  1. Amendment to Section 1.5 of the Agreement. Section 1.5 of the Agreement is hereby amended and restated as follows:

                           1.5 Closing Date Deliveries. (a) On the Closing Date,
                  LADD shall deliver to Purchaser (i) a bill of sale, assignment and assumption agreement, in the form of Exhibit A, collectively covering all of the non real estate Properties,
                  (ii) deeds conveying to Purchaser the parcels of real estate identified in Schedule 2.1.6 in form reasonably satisfactory to Purchaser, and (iii) all of the documents, instruments and opinions required to be delivered by LADD pursuant to Article 4.

                           (b) On the Closing Date, Purchaser shall deliver to
                  LADD (i) by bank wire transfer of immediately available funds to LADD's account, account number 101-074-664 at NationsBank, N.A. (Carolinas), High Point, North Carolina, an amount equal to the Purchase Price, less One Million and No/100 Dollars ($1,000,000), (ii) a Term Note in the amount of One Million and No/100 Dollars ($1,000,000), as more particularly described in Section 1.5(c) below, and (iii) all of the documents, instruments


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                  and opinions required to be delivered by Purchaser pursuant to
                  Section 1.3 and Article 4.

                           (c) One Million and No/100 Dollars ($1,000,000) of
                  the Purchase Price will be payable pursuant to a Term Note of the Purchaser to be delivered at Closing. The Term Note will bear interest at the rate of twelve percent (12%) per annum. Interest only will be payable quarterly, in arrears, with all principal being due and payable on a date two years after the Closing Date. The Term Note will be subordinated in right of payment to up to $6,500,000 of Purchaser's principal bank financing with The First National Bank of Maryland, a national banking association. All principal and interest on the Term Note will be due and payable upon any refinancing of such indebtedness to The First National Bank of Maryland prior to the expiration of the two-year term of the Term Note.

                  (d) All ad valorem taxes and utilities related to the Properties will be prorated as of Closing.

                  2. Purchaser acknowledges that LADD has disclosed to Purchaser those conditions described on Schedule I attached hereto. Purchaser agrees to close the transaction described in the Agreement notwithstanding such conditions and waives any rights or claims for indemnification or breach of the Agreement caused by such conditions to the extent such disclosure is true and correct.

                  3. LADD agrees to cooperate with Purchaser in seeking recordable documentation of the timber rights described on Schedule 2.1.6 of the Agreement.

                  4. Attached hereto as Schedule II is a preliminary allocation of Purchase Price. The parties agree to negotiate in good faith to finalize such allocation prior to January 29, 1996.

                  5. All other terms and conditions of the Agreement remain in full force and effect. Any conflict between the terms of this Amendment and the Agreement will be resolved in favor of this Amendment. All capitalized terms used in this Amendment, unless otherwise defined herein, shall have the meanings set forth in the Agreement.

                  6. This Amendment shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of North Carolina, without giving effect to the conflict of laws rules thereof.

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                                                         2

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         IN WITNESS WHEREOF, the parties have duly executed this Amendment as of the date first above written.

                                    LADD:

                                    LADD FURNITURE, INC.


                                    By: (Signature of Richard R. Allen)
                                             Chairman and Chief Executive
                                             Officer



                                    PURCHASER:

                                    LEA LUMBER & PLYWOOD, LLC


                                    By: (Signature of James B. Edren)
                                    Title: Manager



         The undersigned hereby consents and agrees to the terms and conditions of this Amendment and reaffirms its guarantee of Purchaser's obligations under the Agreement, as amended, all as more particularly set forth in the Agreement and this Amendment.

                                     FOREST PRODUCTS HOLDINGS LIMITED
                                            PARTNERSHIP

                                      By:  Springfield Forest Products, Inc.,
                                             Its General Partner


                                      By: (Signature of James B. Edren)
                                      Title: Vice President

                                      Dated: December 29, 1995





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                                                            Schedule I
                                                                  to
                           First Amendment to Asset Purchase Agreement


(Bullet) As indicated on the attached survey, certain railroad rights of way crossing the real property listed or described in Schedule 2.1.6 may be owned by third parties and limit access to certain portions of such real property.

(Bullet) As of November 22, 1995, the Company's "backlog" figures were $748,153.



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                                   SCHEDULE II



                            Lea Lumber & Plywood, LLC

                    Preliminary Allocation of Purchase Price


              Inventories                                          $826,782

              Timber Cutting Rights                                  94,747

              Fixed Assets                                         4,082,973

                                                                  $5,004,502